Exhibit 23.3

MOORE STEPHENS ELLIS FOSTER LTD.
 CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC Canada V6J 1G1
Telephone: (604) 734-1112 Facsimile: (604) 714-5916
Website: www.ellisfoster.com

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 7, 2004 in Amendment No.1 to the Registration Statement (Form SB-2 submission No. 333-135797) and the related Prospectus of MIV Therapeutics, Inc.

Vancouver, British Columbia, Canada December 18, 2006	"MOORE STEPHENS ELLIS FOSTER LTD." Chartered Accountants

MSAn independently owned and operated member of Moore Stephens North America, Inc. Members in principal cities throughout North America. Moore Stephens North America, Inc. is a member of Moore Stephens International Limited, members in principal cities throughout the world.